Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of September 18, 2012 (the “Effective Date”), by and between China XD Plastics Company Limited, a Nevada corporation having its principal place of business at No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, PRC 150060 (the “Company”), and Robert L. Brisotti, an individual, whose address is 60 East 96th Street, Apt 9A, New York, NY 10128 (the “Director”. The Company and the Director individually referred to as a “Party” and collectively as “Parties”).

WHEREAS, the Company and the Director entered into a Service Agreement (the “Service Agreement”) on October 4, 2010 to secure the Director’s services as an independent director at the Board of Directors of the Company (the “Board”); and

WHEREAS, the Director will resign as an independent director from the Board on October 4, 2012 (the “Resignation Date”) and the Company will accept his resignation.

NOW THEREFORE, the Company and the Director, having reviewed this Agreement, agree as follows:

1.	Resignation and Services.

1.1           Resignation.

The Director hereby voluntarily resigns from the Company and such resignation shall be effective on Resignation Date. The Director shall execute and deliver to the Company, on this date, a resignation letter substantially in the form attached hereto as Annex I.

1.2           Services from Effective Date to Resignation Date.

The Director acknowledges and agrees that from the Effective Date to the Resignation Date, he shall:

(a)
Perform his duties and obligations as an independent director, the chairperson of the compensation committee, a member of the audit committee and a member of the nominating committee at the Board in a professional manner and with great care and skill of a good independent director; and

(b)	Not negotiate, conclude or execute any transaction on behalf of the Company unless prior written consent is obtained from the Company.

2.	Severance payment.

2.1           Service fee and reimbursement.

The Company shall continue to pay the monthly compensation of US$5,000 as set forth in Section 2.1 of the Service Agreement to the Director until the Resignation Date, and the Company shall continue to pay or reimburse the Director for all reasonable expenses actually or properly incurred or paid by him in connection with the performance of his services as an independent director until the Resignation Date pursuant to Section 2.2 of the Service Agreement.

2.2           Stock Issuance.

The Company shall issue to the Director and the Director is entitled to obtain an annual retainer consisting of US$50,000 restricted shares of common stock for his services rendered to the Company as the chairperson of the compensation committee until the Resignation Date.

2.3           Director Insurance.

The Director shall continue to be entitled to Director insurance coverage from the Effective Date to the Resignation Date.

2.4           Payment Date.

The foregoing payment, reimbursement and stock issuance will be made as soon as administratively practical in conformity with the Company’s internal policy and practices.

3.	Release of Claims.

The Company and the Director agree to release each other from each and every claim, cause of action, right, liability or demand of any kind, and from any claims which may be derived there from; other than (i) claims that may arise under this Agreement, (ii) as a result of disputes with third-parties, or (iii) in connection with circumstances which occurs during the Director’s service period for which the Company has an indemnification obligation under its by-laws, and/or any indemnification agreement covering the Director  (collectively referred to as “Claims”). With the foregoing exceptions, this release encompasses known and/or unknown claims that the Director has and/or has against the Company at the time the Director executes this Agreement, including but not limited to any and all claims:

(a) arising from the Director’s services, pay, stock issuance, and other terms and conditions of services to the Company;

(b) relating to the termination of the Director’s services rendered to the Company or the surrounding circumstances thereof;

(c) based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

(d) any claims arising out of or related to any law or regulation, including, without limitation, the laws of United States and any and all other jurisdictions, domestic and foreign.

4.	Promise Not to Sue.

Each party agrees not to voluntarily assist any individual or entity in connection with any administrative charges, investigations, actions, lawsuits, or remedies which may be filed against the other party unless required by law or judicial proceeding. As of the date of this Agreement, neither party has filed any charge, complaint, or lawsuit over any claim(s) referred to in this Agreement. Each party agrees not to file any other lawsuit at any time over any claims released in this Agreement.

5.	Confidential Information.

The Director acknowledges that in the course of his work with the Company, he has had access to and obtained knowledge of trade secret and/or other confidential information.  The Director recognizes and acknowledges that the trade secret and other confidential information constitutes valuable, special and unique assets of the Company and its direct and indirect subsidiaries, affiliates and parent companies.  Further, the trade secret and other confidential information of customers, suppliers and others that have been provided to the Company and its direct and indirect subsidiaries, affiliates and parent companies confidence constitute valuable, special and unique assets of customer, suppliers and others that Company and its direct and indirect subsidiaries, affiliates and parent companies and the Director may be required to protect.  The trade secret and other confidential information of the Company, its direct and indirect subsidiaries, affiliates and parent companies, customers, suppliers, and others is protected by both law and this Agreement and use or disclosure thereof contrary to the law or the terms of this Agreement could cause substantial loss of competitive advantage and other serious injury to the Company and its direct and indirect subsidiaries, affiliates and parent companies and/or impose significant liabilities on the Company and its direct and indirect subsidiaries, affiliates and parent companies.

6.	Non-solicitation.

The Director agrees for a period of twenty-four (24) months following the Resignation Date not to, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or attempting to hire any person who is or has been within the twenty-four (24) months immediately preceding the date of this Agreement an offer or employee of the Company, or cause or attempt to cause, directly or indirectly, separately or in association with others, any client, customer or supplier of the Company or a related company to terminate or reduce its business with the Company or a related company.

7.	Mutual Disparagement.

The Director represents that he will not, in any way, disparage the Company, any of its direct and indirect subsidiaries, affiliates and parent companies, or any of their respective directors, officers, managers, agents, employees, attorneys, representatives, successors and assigns, or make or solicit any comments, statements or the like to the media or to others that would reasonably be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities.  The Company represents that it will not, in any way, disparage the Director or make or solicit any comments, statements or the like to the media that may be considered to be derogatory or detrimental with respect to the Director and will encourage employees to not make statements that may be considered derogatory or detrimental with respect to the Director.

8.	Indemnification.

The Company hereby agrees that the Director will be indemnified for any cost, loss or damages with respect to all actions brought against him after the execution of this Agreement relating to or arising out of the business and affairs of the Company while he was engaged by the Company as a director of the Board.

Nothing in this Agreement shall be construed to limit the Director’s right to indemnification pursuant to Nevada law or the Company’s bylaws arising from actions taken in the scope of his engagement with the Company as a director of the Board.

9.	Confidentiality of Agreement.

The Director hereby agrees and covenants to keep the nature and terms of this Agreement, the information contained in it and the negotiations leading thereto confidential and not to disclose the same in any manner whatsoever, whether orally or in writing, whether directly or indirectly, to any other person or entity except for disclosure to his attorney, his accountant, his financial advisor or his spouse or domestic partner, or unless otherwise required by law. The Director hereby represents that neither him nor anyone acting on his behalf has previously done so. Nothing in this paragraph is intended to prohibit or restrict the Director from providing truthful information about his services or the Company’s business practices to any governmental or regulatory or self-regulatory agency. Similarly, nothing in this paragraph is intended to prohibit or restrict the Director from disclosing the terms and the underlying facts upon inquiry by the Financial Industry Regulatory Authority, Inc. (the “FINRA”), the NASDAQ OMX Group, Inc. (the “NASDAQ”), or other securities regulators or from responding to any court order or subpoena, or to a request for information from or to cooperate with any governmental or regulatory agency.

10.	Return of Company Property.

The Director agrees to return to the Company by the Resignation Date all correspondence, lists, notes, proposals, records, reports, drafts, documents, specifications, equipment or reproductions of any aforementioned items belonging to the Company, including without limitation the computer provided by the Company (including the password to any encrypted files), files, electronic documents and database saved on his computer (either on the network or locally (personal hard drive) or on a mobile device (including but not limited to USB keys and CD-ROMs or alike), bank passbooks, all corporate seals, company credit cards and password to online banking (as applicable) and bank cards and any other passwords.  The Director agrees that by the same date as noted above, he shall also return all access cards and keys to the Company’s offices, factory buildings and other property.

11.	Entire Agreement.

The Director acknowledges that this Agreement constitutes the entire agreement between the Company and the Director regarding the ending of the Director’s services to the Company as an Independent Director at the Board. No oral or written representations or promises have been made to the Director, or anyone acting on the Director’s behalf, that are not embodied in this Agreement. No modification of this Agreement shall be valid or binding, unless executed in writing by both the Company and the Director.

12.	Further Assurances.

Each  party shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority , to the extent necessary) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

13.	Severability.

Should any provision of this Agreement be found to be invalid or unenforceable, that provision shall be considered severable and the remaining provisions shall remain in effect.

14.	Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to choice of law principles.

15.	Full and Knowing Waiver.

By signing this Agreement, the Director certifies that:

(i)	The Director has carefully read and fully understand the provisions of this Agreement; and

(ii)	The Director agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

16.	Understanding All Terms.

The Director acknowledges and agrees that he has signed this Agreement voluntarily, and with full knowledge of its consequences. In addition, the Director acknowledges and agrees as follows:

(a) This Agreement has been written in a manner that is calculated to be understood, and is understood by the Director;

(b) The Company hereby advises the Director to consult with an attorney prior to signing this Agreement;

(c) The Company is giving the Director a period of seven (7) days to consider this Agreement. The Director may accept and sign this Agreement before the expiration of the 7-day period; however, the Director is not required to do so. If the Director signs this Agreement before the expiration of the 7-day period, the Director agrees that the Director is knowing and expressly waiving the time-period.

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In WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the day and year first above written.

China XD Plastics Company Limited
/s/ Robert Brisotti	/s/ Jie Han
Name: Robert Brisotti	Name: Jie Han
Title: Independent Director and Chairman of the Compensation Committee	Title: Chief Executive Officer and Chairman

ANNEX I

LETTER OF RESIGNATION

                                                                 Date: October 4, 2012

The Board of Directors
China XD Plastics Company Limited (the "Company")
No. 9 Dalian North Road, Haping Road Centralized Industrial Park,
Harbin Development Zone, Heilongjiang Province, PRC 150060

To: The Board of Directors

I hereby tender my unconditional and irrevocable resignation as a director of the Company, the Chairperson of the Compensation Committee, and a member of the Audit Committee and of the Nominating Committee of the Board of Directors of the Company with effect from the date of this letter.  I confirm that I have not had any disagreements with the Company concerning its operations, policies or practices that have caused, in whole or in part, this resignation.

Signed:/s/Robert Brisotti